Exhibit 99.1

          UnionBanCal Corporation Announces Reincorporation
                      as a Delaware Corporation


    SAN FRANCISCO--(BUSINESS WIRE)--Oct. 1, 2003--UnionBanCal Corporation (NYSE:UB) today announced that the reincorporation of the company from California to Delaware became effective September 30, 2003. The reincorporation was approved by the company's shareholders at the 2003 Annual Meeting of Shareholders held April 23, 2003.
    On September 26, 2003, UnionBanCal Corporation announced its intention to acquire Business Bank of California, a subsidiary of Business Bancorp. This communication is not a solicitation of a proxy from any security holder of Business Bancorp. Business Bancorp, and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from the stockholders of Business Bancorp in connection with the merger. Information about the directors and executive officers of Business Bancorp and their ownership in Business Bancorp stock is set forth in the proxy statement for Business Bancorp's 2003 annual meeting of stockholders. Employment and compensation agreements of certain potential participants, including salary continuation agreements and change of control agreements, are filed as exhibits to the Business Bancorp Form 10-K for the year ended December 31, 2002, and Form 10-Q for the quarter ended June 30, 2003. Investors may obtain additional information regarding the interests of the participants by reading the proxy statement/prospectus when it becomes available.
    Shareholders of Business Bancorp and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which UnionBanCal and Business Bancorp will file with the SEC in connection with the proposed merger, because it will contain important information about UnionBanCal, Union Bank of California, Business Bancorp, Business Bank of California, the merger, the persons soliciting proxies in the merger and their interests in the merger, and related matters. After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from each of Union Bank of California and Business Bank of California by contacting:

    John A. Rice, Jr., SVP -- UnionBanCal Corporation Investor
Relations, 415-765-2969
    Alan J. Lane, CEO -- Business Bancorp, 909-888-2265

    Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $42.7 billion at June 30, 2003. Its primary subsidiary, Union Bank of California, N.A., currently has 277 banking offices in California, 4 banking offices in Oregon and Washington, and 20 international facilities. The web site is located at http://www.uboc.com.


    CONTACT: UnionBanCal Corporation
             John A. Rice, Jr., 415-765-2998 (Investor Relations)
             Michelle R. Crandall, 415-765-2780 (Investor Relations) Stephen L. Johnson, 415-765-3252 (Public Relations)